Exhibit 10.2

LESLIE’S POOLMART, INC. EXECUTIVE SEVERANCE PAY PLAN

Leslie’s Poolmart, Inc. (hereinafter the “Company”) hereby adopts the Leslie’s Poolmart, Inc. Executive Severance Pay Plan (the “Plan”), effective upon the date of its execution.

Section 1: Purpose; Definitions

1.1 Purpose. The purpose of the Plan is to provide severance pay to eligible executives of the Company in the circumstances and on the conditions specified. The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, (hereinafter “ERISA”). Neither the receipt nor the amount of any severance payment is contingent, directly or indirectly, on an employee’s retirement. Severance payments are contingent, prospective payments that may be provided under the circumstances and conditions described.

1.2 Definitions.

a. Cause. With respect to any Participant, Cause means (i) the willful and continued failure by Participant to substantially perform their duties with the Company; (ii) conviction of any felony; (iii) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, harm to the Company; (iv) participation in a fraud or willful act of dishonesty against the Company that causes, or is likely to cause, harm to the Company; (v) intentional and material damage to the Company’s property; (vi) the Participant’s intentional failure to follow, or intentional conduct that violates the Company’s written policies that are generally applicable to all officers of the Company or (vii) the Participant’s intentional violation of any term of agreement between the Participant and the Company, including non-disclosure and non-competition agreements, or any statutory duty the Participant owes to the Company.

b. COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

c. Code. The Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

d. Compensation Committee. The Compensation Committee means the Compensation Committee of the Company’s board of directors.

e. Covered Employer. For purposes of the Plan, the term “Covered Employer” is defined to mean the Company or one of the Company’s subsidiaries.

f. Eligible Employee. An individual designated by the Company, who (i) has been an employee of the Company for a minimum of ninety (90) days prior to a Separation From Service, (ii) is not eligible for severance benefits under any other plan, program, policy, procedure or agreement of or with the Company, (iii) incurs a Separation From Service without Cause, by action of the Company, other than as a result of death, total disability as contemplated by a long term disability plan of the Company, or any voluntary resignation or termination, and (iv) executes a Final Release, at the time of Separation From Service.

g. Final Release. A general release effective between or among the Company and the Participant, which is satisfactory in form and substance to the Company, as applicable, including non-disclosure, non-competition and non-solicitation restrictions, and for which the period has expired for the exercise of any revocation rights of the Participant with respect thereto.

h. Medical Benefits Continuation. Means, subject to a Participant’s (a) timely election of continuation coverage under COBRA, with respect to the Company’s group health insurance plans in which such Participant participated immediately prior to the Separation from Service and (b) continued payment by such Participant of premiums for such plans at the “active employee” rate (excluding, for purposes of calculating cost, Participant’s ability to pay premiums with pre-tax dollars), the Company shall provide COBRA continuation coverage for such Participant and his or her eligible dependents until the earliest of (x) expiration of twelve (12) months following the date of the Separation From Service, (y) Participant or his or her eligible dependents, as the case may be, ceasing to be eligible under COBRA, and (z) Participant becoming eligible for coverage under the health insurance plan of a subsequent employer. If the Company is unable to provide, or is unable to continue to provide, Medical Benefits Continuation as contemplated hereunder due to restrictions imposed by law, the Company shall pay Participant a cash amount equal to the number of months remaining in the severance period multiplied by the applicable active employee rate.

i. Participant. Each Eligible Employee.

j. Plan Administrator. The Compensation Committee is the Plan Administrator. The Compensation Committee may delegate its authority under the Plan to such person(s) as it deems necessary or appropriate from time to time, and any such delegation shall carry with it the Plan Administrator’s discretionary authority.

k. Separation From Service. A termination of substantial services for the Company and any affiliate thereof within the contemplation of Code Sections 414(b) and 414(c). An individual will not be treated as having incurred a Separation From Service where the individual’s level of future services for the Company and any affiliate is reasonably anticipated by the Employer to exceed 30% of the average level of bona fide services provided by that individual in any capacity for the prior 36 month period, or the prior period of services if less, but will be treated as having incurred a Separation From Service at any time when such reasonably anticipated level of future services is equal to or less than such 30% average level of prior services.

l. Senior Officer. An officer of the Company at or above the level of Senior Vice President and serves on the Company’s Executive Board as determined by the Company’s Chief Executive Officer.

Section 2: Eligibility

Each individual is a Participant in the Plan as of the date the individual becomes a Senior Officer and satisfies all elements of the definition of an Eligible Employee. No other persons have any rights under the Plan or to receive any benefit under the Plan. No employee will be eligible to receive a benefit under the Plan unless the employee and the Company execute a Participation Agreement substantially in the form attached as Exhibit A to the Plan (or another form approved by the Compensation Committee). The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their heirs, executors, administrators, successors, and assigns, both present and future.

Section 3: Plan Benefits

3.1 Benefits. A Participant is eligible to receive (a) periodic severance payments for a duration of 12 (twelve) months following date of Separation From Service and (b) Medical Benefits Continuation.

3.2 Payment of Benefits. Plan benefits will be the Participant’s base pay amount, for the duration described in Section 3.1(a), using the payroll date frequency in effect for the Participant as of the date the individual incurs a Separation From Service, as provided in this Section 3.2.

a. Payment Timing. Payment of Plan benefits will commence on the 30th day following the Participant’s Separation From Service, provided the Participant has executed a Final Release (for which any revocation rights have expired) before the end of such 30 day period. Plan benefits with respect to the period from the date of Separation From Service until such payment commencement date will be accumulated and paid on the first business date which occurs after the expiration of such 30 day period, and remaining Plan benefits will be paid thereafter on normal payroll cycles (except as otherwise provided in Section 5.3 with respect to certain death benefits).

b. No Final Release. If an otherwise Eligible Employee fails to execute a Final Release (for which any revocation rights have expired) before the end of the 30 day period described in Section 3.2.a. above, such individual shall be ineligible for Plan benefits.

3.3 Deductions. The employer will effect all legally required deductions. All payments under the Plan will be subject to tax withholding or other withholding required or permitted by applicable law to the extent deemed necessary by the Plan Administrator. The Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

Section 4: Financing Plan Benefits

All Plan benefits shall be paid directly by the Company or designated subsidiary out of its general assets. All Plan benefits are unfunded and unsecured until paid.

Section 5: Covenants

5.1 Generally. In consideration for the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.

5.2 No Disparagement. The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.3 Cooperation. The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Participant’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.4 Recoupment. If the Participant breaches any of the covenants set forth in this Section 5 or any additional covenants set forth in the Final Release, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan.

Section 6: Miscellaneous

6.1 Employment Rights. No provisions of the Plan and no action taken by the Company or the Plan Administrator will give any person any right to be retained in the employ of the Company. The Plan does not constitute a contract of employment and the Company and Participant acknowledge that Participant’s employment is and will continue to be at-will, as defined under applicable law. Participation does not give any person the right to be rehired or retained.

6.2 Controlling Law. ERISA shall be controlling in all matters relating to the Plan. The provisions of this Plan are intended to be applied in a manner consistent with Section 409A (as defined below), but neither the Company nor any affiliate thereof shall be liable for any determination by any person(s) that the arrangement or the administration thereof is subject to the tax provisions of Section 409A.

6.3 No Right To Assets. Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

6.4 Interests Not Transferable. The interests of persons entitled to benefits under the Plan may not be sold, transferred, alienated, assigned nor encumbered; provided, however, that upon the death of a Participant in pay status under the Plan, the sum of any remaining scheduled benefit payments will be paid in a lump sum to the surviving spouse of the Participant, if any, or if none then to the estate of the Participant.

6.5 Headings. The headings of sections and subsections herein are for convenience of reference only and shall not be construed or interpreted as part of the Plan.

6.6 Severability. If any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained in the Plan.

6.7 Administration. The Plan Administrator shall have the sole and final power, duty, discretion, authority and responsibility of directing and administering the Plan. All directions by the Plan Administrator shall be conclusive on all parties concerned. The Plan Administrator shall have the sole, absolute and final right and power to construe, interpret and administer the provisions of the Plan including, but not limited to, the power (i) to construe any ambiguity and interpret any provision of the Plan or supply any omission or reconcile any inconsistencies in such manner as it deems proper, (ii) to determine eligibility to become a Participant in the Plan in accordance with its terms, (iii) to decide all questions of eligibility for, and determine the amount, manner, and time of payment of, any benefits hereunder, and (iv) to establish uniform rules and procedures to be followed in any matters required to administer the Plan.

6.8 Section 409A Compliance.

a. This Plan is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on a Participant of any additional tax, penalty, or interest under Section 409A. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A.

b. Notwithstanding anything herein to the contrary, in the event that a Participant is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit (whether under this Plan or otherwise) that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), to the extent necessary to avoid the imposition of excise taxes under Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant or (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6.8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum without interest, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

c. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred.

6.9 Equity Awards. The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

Section 7: Amendment and Termination

The Company reserves the right, in its sole discretion, to amend the Plan from time to time or to terminate the Plan, all without prior notice. No representation by anyone can extend the Company’s severance pay policies to provide for severance payments that are not covered by the Plan.

Exhibit A

Date:	April 23, 2024

To:	Benjamin Lindquist

Subject:	Leslie’s Poolmart, Inc. Executive Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Leslie’s Poolmart, Inc. Executive Severance Plan, as amended from time to time (the “Plan”). A copy of the current plan document is enclosed). For clarification, this Plan supersedes and replaces in its entirety any and all other Company executive severance plans, including without limitation, the Leslie’s Poolmart, Inc. 2019 Executive Severance Plan.

This means that, upon your execution of this agreement, you will be eligible to receive the severance benefits described in the Plan in the event you experience a Separation From Service without Cause as defined under the Plan. If you have any questions, please contact me, Naomi Cramer or Scott Bowman.

By signing the attached signature page and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Leslie’s or any of its affiliates.

Please sign the attached signature page and return the original to Naomi Cramer and Scott Bowman as soon as possible.

Best regards,

/s/ Michael R. Egeck

Michael R. Egeck

Chief Executive Officer

Leslie’s Poolmart, Inc. Executive Severance Plan

Agreement Signature Page

April 23, 2024

I, Benjamin Lindquist, have read the Leslie’s Poolmart, Inc. Executive Severance Plan and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Plan. This agreement supersedes any and all prior agreements and communications, whether written or oral, between the Company and me regarding the subject matter of the Plan.

/s/ Benjamin Lindquist	04/23/24
Signature	Date